EXHIBIT 99.1
Continucare to List on the New York Stock Exchange
- Stock symbol to remain “CNU” —
Miami, FL October 25, 2010 — Continucare Corporation (NYSE Amex: CNU) announced today that its Board of Directors has approved the listing of the Company’s common stock on the New York Stock Exchange (NYSE). Subject to the Company’s continued compliance with the NYSE’s initial listing standards, the Company expects to begin trading on the NYSE on or about November 1, 2010 under its current stock symbol “CNU.”
Richard C. Pfenniger, Jr., Continucare’s Chairman and Chief Executive Officer, stated, “Our move to the NYSE exemplifies our focus on building shareholder value, and we look forward to joining the many leading companies that are a part of this exchange. We believe our association with the NYSE will further raise our visibility within the investment community as we continue to grow our business. We would also like to thank the NYSE Amex for its service and support over the years.”
The Company has notified the NYSE Amex that it will voluntarily delist its common stock from the NYSE Amex. The Company expects the last day of trading of its common stock on the NYSE Amex to be on or about October 29, 2010. Until the Company’s common stock begins trading on the NYSE, the Company’s common stock will remain trading on the NYSE Amex under the stock symbol “CNU.”
About Continucare Corporation
Continucare provides primary care physician services on an outpatient basis through a network of medical facilities in the State of Florida. Continucare has 18 medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides medical management services to independent physician affiliates who practice primary care medicine in South Florida. Also, through its subsidiary, Seredor Corporation, Continucare operates sleep diagnostic centers in 15 states. For more information on Continucare please visit www.continucare.com, and for more information on Seredor please visit www.Seredor.com.
Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements including the risks, cautionary statements and factors included in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.
Contact:
Fernando L. Fernandez
Senior Vice President — Finance
Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126
(305) 500-2105